Exhibit 16.1

RBSM LLP

NEW YORK, NEW YORK

March 25, 2016

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the DiMi Telematics International, Inc. (the "Company") Form 8-K dated February 9, 2016, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/S/ RBSM LLP

RBSM LLP